Exhibit 99.1
Blue Nile Announces Fourth Quarter and Fiscal Year 2009 Financial Results
Reports Fourth Quarter Net Sales Up 20% to $102.9 Million
Non-GAAP Adjusted EBITDA Increases 38% to $10.6 Million
Full Year Non-GAAP Free Cash Flow Grows to $36.7 Million
SEATTLE, February 11, 2010 — Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 3, 2010.
Net sales for the 13-week fourth quarter increased 20.0% to $102.9 million from $85.8 million in the 14-week fourth quarter of 2008. On a comparable 13-week to 13-week basis, net sales increased 27.4% year-over-year. Operating income for the quarter rose 55.0% to $8.2 million, from $5.3 million in the fourth quarter of 2008. Net income totaled $5.4 million, an increase of 54.6% over the fourth quarter last year. Earnings per diluted share increased 45.8% to $0.35, compared to $0.24 in the fourth quarter of 2008. Non-GAAP adjusted EBITDA increased 38.3% to $10.6 million for the quarter, compared to $7.7 million for the fourth quarter last year.
For the full 52-week year, Blue Nile reported net sales of $302.1 million, compared to $295.3 million in the 53-week year of 2008, an increase of 2.3%. Operating income rose 21.0% to $19.3 million from $16.0 million in the prior year. Net income for the year increased 10.1% to $12.8 million and earnings per diluted share increased 12.0% to $0.84. Non-GAAP adjusted EBITDA for 2009 increased 16.0% to $29.1 million.
Net cash provided by operating activities totaled $39.0 million for the year. Non-GAAP free cash flow for the year increased to $36.7 million.
“Blue Nile delivered excellent fourth quarter results with strong sales and earnings growth,” said Diane Irvine, Chief Executive Officer. “Our brand and our value proposition are resonating with consumers both in the U.S. and in international markets. We are excited about the significant growth opportunities we see ahead and expect to further expand our market share in 2010 and beyond.”
On February 9, 2010, Blue Nile’s Board of Directors authorized the repurchase of up to $100 million of the Company’s common stock over 24 months. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.
Selected Financial Highlights
•	For the fourth quarter, international sales grew 69.6% to a record level $11.7 million. Excluding the impact from changes in foreign exchange rates, international sales increased 59.4%. For the full year, international sales totaled $33.2 million, a 19.9% increase compared to sales of $27.7 million for fiscal year 2008. Excluding the impact from changes in foreign exchange rates, international sales increased 27.4% for the fiscal year.

•	Gross profit for the quarter totaled $22.3 million. As a percent of net sales, gross profit improved 110 basis points to 21.7% compared to 20.6% for the fourth quarter of 2008.

•	Selling, general and administrative expenses for the quarter were $14.1 million, compared to $12.4 million in the fourth quarter of 2008. Selling, general and administrative expense for the quarter includes stock-based compensation expense of $1.6 million, compared to $1.8 million in the fourth quarter of the prior year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.07, compared to $0.08 for the fourth quarter of 2008.

•	Cash and cash equivalents plus short-term investments at the end of the fiscal year totaled $93.1 million compared to $54.5 million at the end of fiscal 2008.

•	Full year 2009 capital expenditures totaled $2.3 million compared to $2.0 million in 2008.
Financial Guidance
“For the first quarter we expect to generate net sales between $71.5 million and $75 million, and diluted earnings per share in the range of $0.14 to $0.16,” said Marc Stolzman, Chief Financial Officer.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 4, 2009. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended January 3, 2010, which we expect to file with the Securities and Exchange Commission on or before March 4, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2009 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	January 3, 2010	January 4, 2009
Net income	$5,441	$3,519
Income tax expense	2,916	1,894
Other income, net	(113)	(95)
Depreciation and amortization	725	598
Stock-based compensation	1,670	1,776

Adjusted EBITDA	$10,639	$7,692

	Year ended	Year ended
	January 3, 2010	January 4, 2009
Net income	$12,800	$11,630
Income tax expense	6,878	6,226
Other income, net	(331)	(1,865)
Depreciation and amortization	2,593	2,110
Stock-based compensation	7,165	6,984

Adjusted EBITDA	$29,105	$25,085

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	January 3, 2010	January 4, 2009
Net cash provided by operating activities	$45,202	$29,565

Purchases of fixed assets, including internal— use software and website development	(282)	(457)

Non-GAAP free cash flow	$44,920	$29,108

	Year ended	Year ended
	January 3, 2010	January 4, 2009
Net cash provided by (used in) operating activities	$39,018	$(2,927)

Purchases of fixed assets, including internal- use software and website development	(2,345)	(2,010)

Non-GAAP free cash flow	$36,673	$(4,937)

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended		Effect of foreign exchange	Year over year growth on
January 3, 2010	Year over year growth	movements	constant exchange rate basis

International Sales	69.6%	10.2%	59.4%

Year ended		Effect of foreign exchange	Year over year growth on
January 3, 2010	Year over year growth	movements	constant exchange rate basis

International Sales	19.9%	(7.5%)	27.4%
About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, 206.336.6745 (Investors)
bluenileir@bluenile.com
John Baird, 206.336.6805 (Media)
johnb@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	January 3,	January 4,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$78,149	$54,451
Short-term investments	15,000	—
Trade accounts receivable	1,594	984
Other accounts receivable	241	725
Inventories	19,434	18,834
Deferred income taxes	449	670
Prepaids and other current assets	977	1,069

Total current assets	115,844	76,733
Property and equipment, net	7,332	7,558
Intangible assets, net	325	271
Deferred income taxes	6,769	5,014
Other assets	145	89

Total assets	$130,415	$89,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$76,128	$62,291
Accrued liabilities	9,805	6,607
Current portion of long-term financing obligation	44	41
Current portion of deferred rent	205	205

Total current liabilities	86,182	69,144
Long-term financing obligation, less current portion	796	839
Deferred rent, less current portion	168	374
Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	156,030	144,913
Accumulated other comprehensive income	61	17
Retained earnings	48,999	36,199
Treasury stock	(161,841)	(161,841)

Total stockholders’ equity	43,269	19,308

Total liabilities and stockholders’ equity	$130,415	$89,665

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	January 3,	January 4,	January 3,	January 4,
	2010	2009	2010	2009
Net sales	$102,936	$85,787	$302,134	$295,329
Cost of sales	80,622	68,100	236,790	235,333

Gross profit	22,314	17,687	65,344	59,996

Selling, general and administrative expenses	14,070	12,369	45,997	44,005

Operating income	8,244	5,318	19,347	15,991

Other income (expense), net:
Interest income, net	21	121	122	1,420
Other (expense) income	92	(26)	209	445

Total other income (expense), net	113	95	331	1,865

Income before income taxes	8,357	5,413	19,678	17,856
Income tax expense	2,916	1,894	6,878	6,226

Net income	$5,441	$3,519	$12,800	$11,630

Basic net income per share	$0.37	$0.24	$0.88	$0.78

Diluted net income per share	$0.35	$0.24	$0.84	$0.75

Shares used for computation (in thousands):
Basic	14,590	14,493	14,534	14,925
Diluted	15,491	14,831	15,216	15,505

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year ended
	January 3,	January 4,
	2010	2009
Operating activities:
Net income	$12,800	$11,630
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,593	2,110
Loss on disposal of property and equipment	63	20
Stock-based compensation	7,325	7,114
Deferred income taxes	(1,534)	(1,396)
Tax benefit from exercise of stock options	1,793	510
Excess tax benefit from exercise of stock options	(118)	(142)
Changes in assets and liabilities:
Receivables	(126)	1,867
Inventories	(600)	2,072
Prepaid expenses and other assets	36	(21)
Accounts payable	13,794	(23,575)
Accrued liabilities	3,196	(2,967)
Deferred rent and other	(204)	(149)

Net cash provided by (used in) operating activities	39,018	(2,927)

Investing activities:
Purchases of property and equipment	(2,345)	(2,010)
Proceeds from the sale of property and equipment	—	10
Purchase of short-term investments	(15,000)	—

Net cash used in investing activities	(17,345)	(2,000)

Financing activities:
Repurchase of common stock	—	(66,450)
Proceeds from stock option exercises	1,903	2,989
Excess tax benefit from exercise of stock options	118	142
Principal payments under long-term financing obligation	(40)	(38)

Net cash provided by (used in) financing activities	1,981	(63,357)

Effect of exchange rate changes on cash and cash equivalents	44	(58)

Net increase (decrease) in cash and cash equivalents	23,698	(68,342)

Cash and cash equivalents, beginning of period	54,451	122,793

Cash and cash equivalents, end of period	$78,149	$54,451